Exhibit 10.5

FIRST DEMAND GUARANTEE

RELATING TO THE “FINANCIAL PRODUCTS” PORTFOLIO OF FSA ASSET
MANAGEMENT LLC

ISSUED BY THE FOLLOWING PARTIES, hereinafter “the Parties”:

1. The Belgian State, represented by Mr. Didier Reynders, Vice-Prime Minister and Minister of Finance and Institutional Reforms, duly authorized by the royal decree of December 10, 2008, relating to the guarantee of certain risks assumed by financial institutions, as amended by a royal decree of April 26, 2009, published in the Moniteur belge / Belgisch Staatsblad dated December 19, 2008 and May 7, 2009; hereinafter “the Belgian State”;

2. The French State, represented by Mrs. Christine Lagarde, Minister of the Economy, Industry and Employment, duly authorised by Paragraph IV of Article 6 of the amending finance Law No 2008-1061 dated October 16, 2008 for the financing of the economy and published in the Official Journal of the French Republic on October 17, 2008, as further supplemented and amended by article 123 of the amending finance Law No 2008-1443 dated December 30, 2008 and published in the Official Journal of the French Republic on December 31, 2008; hereinafter “the French State”;

hereinafter collectively “the States”.

WHEREAS:

Financial Security Assurance Inc. (“FSA”), a subsidiary of Dexia S.A. (“Dexia”), has insured, in its “financial products” activity, Guaranteed Investment Contracts issued by affiliates of FSA (such contracts insured by FSA the “GICs”).  Payments in respect of the GICs are serviced by intercompany indebtedness owed from FSA Asset Management LLC (“FSAM”) to the issuers of the GICs, which intercompany indebtedness is serviced by the assets owned by FSAM.

The contractual terms of said GICs typically provide that the issuer of the GICs is obligated, in the event of a downgrade of the rating of FSA to a specified level, to post collateral for the benefit of the GIC holders or to redeem such GIC at the option of the GIC holder.

Such collateral posting or redemption requirement would result in outflows of cash for FSAM, and indirectly for Dexia and those of its banking subsidiaries who provide financing to FSAM, such that the stability of Dexia may be compromised.

Dexia has agreed to the sale of FSA, which will contribute to reinforcing Dexia’s stability.  Such sale may only be achieved if the purchaser is protected against the risk of such collateral posting or redemption requirements.  Under the Guaranteed Put Contract defined below, Dexia has agreed to provide credit protection to FSAM in relation to the assets servicing the GICs, in order to ensure that FSAM can make payments on the intercompany indebtedness servicing the GICs.  Dexia’s commitments under the Guaranteed Put Contract will require substantial collateral posting by Dexia unless subject to a guarantee by the States.

The European Commission has authorised the granting of this Guarantee by a decision dated 13 March 2009.

The States have therefore agreed, on the terms of this Guarantee, to issue a first demand guarantee to the benefit of FSAM to cover the payment obligations of Dexia in relation to the Guaranteed Put Contract.

NOW, THEREFORE, THE PARTIES AGREE:

1. DEFINITIONS

In this Guarantee, unless stated otherwise, the following capitalised terms shall have the meaning ascribed to them below.

“Accelerated Notice Guarantee Call” means a Guarantee Call in relation to a Put Settlement Amount arising from a Liquidity Default Trigger where the relevant Defaulted Liquidity Amount relates to an amount drawn for the purpose of paying, or reserving funds for payment of, one or more Accelerated Termination GICs which have terminated or are subject to termination by the relevant GIC holders as a result of a Termination Downgrade Provision; provided, however, that a copy of the relevant Put Exercise Notice to which the Defaulted Liquidity Amount relates must have been received by the States not later than 4:30 pm, Central European Time on the Business Day prior to the date on which the relevant Guarantee Call is received;

“Accelerated Termination GIC” means a GIC which is subject to a provision (a “Termination Downgrade Provision”) providing for the termination and repayment of such GIC either automatically, or assuming immediate notice from the relevant GIC holder electing such termination and repayment upon the relevant downgrade, six “business days” (as defined in the relevant GIC) or sooner after a downgrade of the rating of FSA’s financial strength to below a threshold of “A-” by S&P or “A3” by Moody’s (or to below a lower threshold), and which is identified as an Accelerated Termination GIC in Appendix 3;

“Business Day” shall mean a Day, other than a Saturday, a Sunday or a Day on which banks in France, Belgium and/or the City of New York are authorized or obligated by law to close;

“Collateral Agent” shall mean The Bank of New York Mellon Trust Company, N.A. as Collateral Agent under the Pledge and Administration Agreement, or such successor Collateral Agent as may be appointed thereunder from time to time in accordance with the terms thereof; and in each case a reference to the “Collateral Agent” herein shall also refer to any representative of the Collateral Agent authorized to act on its behalf under the terms of such Pledge and Administration Agreement, which, for the avoidance of doubt shall include FSA for all purposes hereunder;

“Day” shall mean a calendar day;

“Dexia Guarantors” means Dexia and DCL as counterparties under the Guaranteed Put Contract;

“Guarantee” shall mean this Guarantee as well as its appendices which shall form an integral part of it;

“Guarantee Call” shall have the meaning given in Article 5.2;

“Guaranteed Put Contract” means the ISDA Master Agreement dated as of June 30, 2009 among Dexia, Dexia Crédit Local S.A., acting through its New York branch (“DCL”) and FSAM, including the Schedule and Credit Support Annex thereto and the Confirmation thereunder dated as of June 30, 2009 and captioned “Guaranteed Put Contract,” in relation to a put option transaction with respect to the Put Portfolio Assets referred to therein, in each case without giving effect to any amendments thereto to which the States have not given their prior written consent;

“Pledge and Administration Agreement” means the Pledge and Administration Agreement dated as of June 30, 2009 among, inter alia, Dexia, DCL, FSAM, FSA and The Bank of New York Mellon Trust Company, N.A. as Collateral Agent;

“September 30 Put Portfolio” means the portfolio of financial assets of FSAM which is identified as such in the Guaranteed Put Contract and which is also attached hereto as Appendix 2;

“Shortfall Information” shall have the meaning given in Article 5.3; and

“USD” or “U.S. Dollars” means the lawful currency of the United States of America.

The following capitalized terms used and not defined herein have the meanings ascribed in the Guaranteed Put Contract, without giving effect to any amendments thereto to which the States have not given their prior written consent:  “Asset Default Trigger,” “Bankruptcy Trigger,” “Collateral Default Trigger,” “Defaulted Collateral Amount,” “Defaulted Liquidity Amount,” “Deferred Settlement Election,” “Delivery Amount,” “Dexia Bankruptcy,” “Final Maturity Date,” “First Collateral Posting Date,” “GIC Balance,” “Interest Shortfall Amount,” “Legal Final Maturity Date,” “Liquidity Default Trigger,” “Moody’s,” “Outstanding Principal Balance,” “Principal Shortfall Amount,” “Put Portfolio Asset,” “Put Settlement Amount,” “Put Settlement Assets,” “Put Settlement Date,” “S&P,” “Shortfall Amount,” “Shortfall Payment Date,” “Sovereign Guarantee Unenforceability Date,” “Transfer,” and “Writedown Amount.”

2. OBJECT OF THE GUARANTEE

The Belgian State and the French State severally, but not jointly, each to the extent of its quota indicated in Article 4 and according to the terms and conditions of this Guarantee, irrevocably and unconditionally undertake to pay to FSAM amounts equal to the Shortfall Amounts or Put Settlement Amounts determined from time to time under the Guaranteed Put Contract which are stated in a Guarantee Call to be due and payable by Dexia.  Notwithstanding the foregoing, this Guarantee will not extend (i) to any termination payment obligations under Section 6(e) of the Guaranteed Put Contract or otherwise, or (ii) to any amounts which can no longer become payable under the Guaranteed Put Contract as a result of the designation of such Early Termination Date.  In no event shall this Guarantee cover attorney fees or any other litigation costs (i) arising out of any dispute relating to the Guaranteed Put Contract or this Guarantee, (ii) arising out of any enforcement of remedies under the Guaranteed Put Contract or this Guarantee or (iii) otherwise relating to FSAM or the GICs.

3. NATURE OF THE GUARANTEE

This Guarantee is an autonomous guarantee and is payable upon first demand (“autonome garantie op eerste verzoek”/“garantie autonome à première demande”). In the event of a Guarantee Call, each of the States waives any right (without prejudice to their rights vis-à-vis Dexia) to invoke any defenses or exceptions pertaining to the underlying obligations between the Dexia Guarantors and FSAM and any other defenses or exceptions a Dexia Guarantor could assert against FSAM, any Dexia Guarantor or any affiliate or subsidiary thereof, FSA or the Collateral Agent.  The obligations of the States under this Guarantee shall be absolute, unconditional and irrevocable, subject only to the receipt of the relevant Guarantee Call in accordance with Article 5.2, including for the avoidance of doubt the relevant Shortfall Information, in connection with any claim on the States Guarantee.

Any reference in this Guarantee to the Guaranteed Put Contract or to any other present or future instrument is made for reference purposes only and shall not in any case be interpreted as a waiver of the independent nature of the States’ obligations hereunder.

4. STATE QUOTAS AND CAP ON THE GUARANTEE

4.1  State Quotas

Each of the States shall pay the amounts duly called under a Guarantee Call up to the amount of its quota (each a “State Quota”), which is established at:

• a percentage figure equal to 60.5/97 for the Belgian State;

• a percentage figure equal to 36.5/97 for the French State;

This quota shall be understood to be per Guarantee Call.

4.2  Aggregate Loss Cap

In no event shall (A) the cumulative amount of all payments made by each State under this Guarantee exceed 60.5/97 of USD 16,980,000,000 in the case of the Belgian State or 36.5/97 of USD 16,980,000,000 (i.e. USD 6,389,381,443) in the case of the French State, and (B) the maximum amount of all payments made by the States under this Guarantee in any one-year period (measured from each January 1) exceed 60.5/97, in the case of the Belgian State, or 36.5/97, in the case of the French State, of the outstanding principal balance of the September 30 Portfolio as of December 31 of the immediately preceding year (either of (A) or (B) the “Aggregate Loss Cap”).

4.3  In the event that an Early Termination Date is designated on behalf of FSAM in accordance with the terms of the Guaranteed Put Contract, the States’ obligations under this Guarantee shall be applicable only to those amounts which have become due and payable under the terms of the Guaranteed Put Contract prior to the designation of such Early Termination Date.

5. GUARANTEE CALL

5.1  Procedure

This Guarantee may only be called by FSAM (or the Collateral Agent acting on behalf of FSAM through a power of attorney or as otherwise contemplated by Article 10.2) insofar as FSAM (or the Collateral Agent acting on behalf of FSAM through a power of attorney or as otherwise contemplated by Article 10.2) expressly states in the Guarantee Call that one or more Shortfall Amounts and/or Put Settlement Amounts due by Dexia have not been paid to it on the scheduled payment date therefor under the Guaranteed Put Contract.

In relation to any Put Settlement Date arising from an Asset Default Trigger, if FSAM (or the Collateral Agent acting on behalf of FSAM through a power of attorney or as otherwise contemplated by Article 10.2) shall deliver a Guarantee Call as described in Article 5.2, then at the option of the States either (i) a Deferred Settlement Election shall be deemed to have been made and continued in effect, such that the States shall pay only the relevant Shortfall Amounts under this Guarantee (and not Put Settlement Amounts), until the relevant subsequent Put Settlement Date arising after the applicable Deferred Settlement Election period (a “Subsequent Put Settlement Date”) or (ii) the States shall pay the Put Settlement Amount against the delivery of, or undertaking to deliver, the Put Settlement Assets to Dexia (as contemplated by Article 6.2), in each case on the number of Business Days specified in Article 6.1.1 following receipt of such notice specified in Article 5.2.  Unless both States shall opt for the application of sub-clause (ii) above within five Business Days following receipt of such notice, sub-clause (i) shall be deemed to apply.

In relation to any Put Settlement Date arising from a Liquidity Default Trigger, Collateral Default Trigger or Bankruptcy Trigger, or a Subsequent Put Settlement Date relating to an Asset Default Trigger, if FSAM (or the Collateral Agent acting on behalf of FSAM through a power of attorney or as otherwise contemplated by Article 10.2) shall deliver a Guarantee Call as described in Article 5.2, then the States shall pay the Put Settlement Amount against the delivery of, or undertaking to deliver, the Put Settlement Assets to Dexia (as contemplated by Article 6.2) on the number of Business Days specified in Article 6.1.1 following receipt of such notice.

5.2  Terms of the Guarantee Call

Any demand for payment by FSAM (including a demand by the Collateral Agent acting on behalf of FSAM through a power of attorney or as otherwise contemplated by Article 10.2) shall be made by means of a notice addressed directly to each of the States substantially in the form set forth in Appendix 1 and including the relevant Shortfall Information (the “Guarantee Call”). For the avoidance of doubt, no State shall be required to make any payments under this Guarantee unless any Guarantee Call is sent on the same date to both the Belgian State and the French State. The Guarantee Call gives rise to the performance of this Guarantee in accordance with the terms provided under Article 6.1.

5.3  Shortfall Information

In order to be valid, the Guarantee Call must be accompanied by the following information: (i) in the case of a Guarantee Call in relation to an Asset Default Trigger, a servicer or trustee report, advice from a paying agent, record of a clearance system, statement by a rating agency, or similar information documenting the relevant Interest Shortfall Amount, Principal Shortfall Amount or Writedown Amount, (ii) in the case of a Guarantee Call in relation to a Liquidity Default Trigger, a calculation of the relevant Defaulted Liquidity Amount including evidence of the relevant notice or request for payment and confirmation by the Collateral Agent of nonreceipt of funds, and a calculation of the GIC Balance, (iii) in the case of a Guarantee Call in relation to a Collateral Default Trigger, a calculation of the relevant Defaulted Collateral Amount including evidence of the relevant demand for Transfer of a Delivery Amount and confirmation by the Collateral Agent of nonreceipt of such Delivery Amount, and a calculation of the GIC Balance or (iv) in the case of a Guarantee Call in relation to a Bankruptcy Trigger, a calculation of the aggregate current Outstanding Principal Balance plus accrued interest of the Put Portfolio Assets and of the GIC Balance (each of (i), (ii), (iii) or (iv) in relation to any Guarantee Call the “Shortfall Information”).

6. PERFORMANCE OF THE GUARANTEE

6.1  Each of the States shall, up to the amount of its quota, pay in favour of FSAM the amount duly called pursuant to any Guarantee Call in accordance with the provisions of this Guarantee.  Payments shall be made in accordance with the following deadlines:

• not later than the fifth Business Day following the Guarantee Call for Put Settlement Amounts arising from any Liquidity Default Trigger (other than a Liquidity Default Trigger identified in an Accelerated Notice Guarantee Call), Collateral Default Trigger or Bankruptcy Trigger;

• not later than 6:30 pm, New York City time, on the Business Day following the Guarantee Call for Put Settlement Amounts arising from a Liquidity Default Trigger identified in an Accelerated Notice Guarantee Call, provided that such Accelerated

Notice Guarantee Call is received by the States not later than 4:30 pm, Central European Time on a Business Day;

• not later than the fifth Business Day following the Guarantee Call for Put Settlement Amounts or Shortfall Amounts arising from any Asset Default Trigger;

6.2  Payments shall be made in immediately available funds via any appropriate clearing system or institutional service mechanism or, by default, directly. Payments of Put Settlement Amounts shall be made to the Collateral Agent against delivery by FSAM or the Collateral Agent to Dexia of, or against an unconditional and irrevocable undertaking by the Collateral Agent to deliver to Dexia upon receipt of payment, the relevant Put Settlement Assets.  In relation to Put Settlement Assets which may be subject to a pledge or lien, such an unconditional and irrevocable undertaking may include an undertaking by the Collateral Agent, acting as an escrow agent, custodian or in a similar capacity, to deliver such Put Settlement Assets to Dexia following receipt of a payment hereunder (whether by treating such payment as a discharge of the relevant pledge or lien, as a substitution of cash collateral in place of such Put Settlement Assets for purposes of the relevant pledge agreement, or otherwise).

7.  TERM OF THE GUARANTEE

7.1  The term of this Guarantee applicable to Guarantee Calls arising from an Asset Default Trigger or Bankruptcy Trigger shall extend until the earlier of (x) the final maturity of the latest maturing Put Portfolio Asset with respect to which no Put Settlement Amount has been paid or (y) March 30, 2035 .

7.2  The term of this Guarantee applicable to Guarantee Calls arising from any Liquidity Default Trigger or Collateral Default Trigger shall expire on October 31, 2011.

7.3  In order to be valid, any Guarantee Call, including for the avoidance of doubt the relevant Shortfall Information, must be received by the end of the relevant term of the Guarantee.  Payments due pursuant to a timely Guarantee Call shall be required to made hereunder notwithstanding that the date for payment determined in accordance with Article 6.1 may occur after the relevant expiration date.

7.4  Notwithstanding any other provision of this Guarantee, (a) no Guarantee Call may be validly made hereunder in relation to any Liquidity Default Trigger or Collateral Default Trigger if, or to the extent that, the related Defaulted Liquidity Amount or Defaulted Collateral Amount would not have become applicable but for the occurrence of a Sovereign Guarantee Unenforceability Date and (b) no Guarantee Call may be validly made hereunder in relation to any Bankruptcy Trigger where the definition of Dexia Bankruptcy under the Guaranteed Put Contract would not have been satisfied but for the occurrence of a Sovereign Guarantee Unenforceability Date.

8.  OPTIONAL TERMINATION OF THE GUARANTEE; AMENDMENTS

The States acknowledge and agree that a voluntary termination of this Guarantee may be agreed with FSAM or otherwise become effective only if the conditions to such optional termination specified in the Guaranteed Put Contract have been satisfied, as evidenced by a written notice to such effect delivered by the Collateral Agent to the States and FSAM, prior to such voluntary termination

This Guarantee and any term, condition or provision hereof may be otherwise amended or modified only with the prior written consent of FSAM and the Collateral Agent.

9.  CURRENCY; CURRENCY INDEMNITY

The States agree that all payments required to be made by the States hereunder shall be made in U.S. Dollars.  In furtherance of the foregoing. the obligation of the States in respect of any amount due under this Guarantee shall, notwithstanding any payment in any currency other than U.S. Dollars (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in U.S. Dollars that the person entitled to receive that payment may, in accordance with normal banking procedures, purchase with the sum paid in the other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which that person receives that payment. If the amount in U.S. Dollars that may be so purchased for any reason falls short of the amount originally due, the States shall pay such additional amount, in U.S. Dollars, as is necessary to compensate for the shortfall. Any obligation of the States not discharged by that payment shall, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and until discharged as provided herein, shall continue in full force and effect.  For the avoidance of doubt, calculations of the utilization of the State Quotas and the Aggregate Loss Cap shall be made solely in U.S. Dollars and on the basis of U.S. Dollar amounts initially due under this Guarantee and paid by the States, whether or not any related additional amounts are payable pursuant to this Article 9, and any such additional amounts shall not increase the U.S. Dollar amounts used in such calculation over the U.S. Dollar amounts initially due.

The States are not entitled to any excess which may be enjoyed by the person or the account entitled to receive such payment due to the conversion of the amount received in US Dollars into the currency of the Guaranteed Obligation.

10. MISCELLANEOUS

10.1  Entry into force of the Guarantee

This Guarantee shall enter into force on the date of its signature by the States and take effect as from 30 June 2009 inclusive.

10.2  Assignment of rights and obligations

The rights of FSAM arising out of this Guarantee shall not be assignable to a third party, but may be pledged by FSAM to the Collateral Agent to secure its intercompany indebtedness relating to the GICs, and in connection with an enforcement of such pledge the Collateral Agent may exercise the right of FSAM to make Guarantee Calls and enforce the obligations of the States to make payments to FSAM hereunder.

The obligations of the States hereunder are not subject to delegation or transfer by the States.

10.3  Notifications

Any notification to be served in performance of this Guarantee must be served by electronic mail or fax sent to the following addresses and numbers (or to any other address which may have been communicated in advance by one of the States to FSAM and the other State) accompanied by a simultaneous transmission by bailiff or by registered post with acknowledgement of receipt (it being understood that (i) a notice by electronic mail or fax shall be effective upon receipt and (ii) for the determination of the deadlines referred to in this Guarantee, any deadline shall run from the date of the electronic mails or faxes received):

Belgian State:

Public Federal Service Finance

General Administration of the Treasury

For the attention of Monsieur l’Administrateur du Financement de l’Etat, marchés et services financiers

Avenue des Arts 30

1040 Brussels

Fax: + 32 2 579 5828 and + 32 2 579 5842

email: marc.monbaliu@minfin.fed.be; omer.vandriessche@minfin.fed.be;

piet.raepsaet@minfin.fed.be; christel.devleeschauwer@minfin.fed.be;

danny.premereur@minfin.fed.be

With a copy to:

National Bank of Belgium

For the attention of the Governor

14, Boulevard de Berlaimont

1000 Brussels

Fax: +32 2 221 32 10

French State:

Minister of the Economy, Industry and Employment

For the attention of M. le Directeur Général du

Trésor et de la Politique Economique

139 Rue de Bercy

75 572 PARIS Cedex 12

Fax: + 33 1 53 18 36 15

Email:

sec-dg-ape@ape.finances.gouv.fr

and

sec-dgtresor@dgtpe.fr

With a copy to:

Bank of France

For the attention of the Governor

31 Rue Croix des petits champs

75001 PARIS

Fax: + 33 1 42 92 20 10

Email: Secretariat.gouv@banque-france.fr

A copy of any notification made pursuant to the present Article, must also be sent to:

DEXIA S.A.

11, Place Rogier

1210 Brussels

Fax: +32 (0)2 213 58 90

E-mail:
olivier.vanherstraeten@dexia.com
and
secretarygeneral@dexia.com

Attn: Secretary General

10.4  Execution of the Guarantee

The parties may execute this Guarantee in multiple counterparts, each of which shall be deemed to be an original by the party executing such counterpart, and all of which shall be considered one Guarantee. The signatures of all parties should not necessarily appear on the same counterpart.

10.5  Severability

Any provision of this Guarantee held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.6  Headings

Article and Section headings used herein are for convenience of reference only, are not part of this Guarantee and shall not affect the construction of, or be taken into consideration in interpreting, this Guarantee.

10.7  Taxes

All payments to be made by each State hereunder shall be made without withholding or deduction for or on account of any present or future taxes, duties or governmental charges whatsoever imposed by such State, unless a State is compelled by law to deduct or withhold such taxes, duties or charges.  In that event, the applicable State shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made, and any such additional amounts shall not be taken into account in determining whether any payment hereunder would cause the State Quotas and/or the Aggregate Loss Cap to be exceeded.

10.8  Non-Petition

Each of the States severally and not jointly covenants and agrees that it shall not, prior to the date which is one year and one day (or if longer, the applicable preference period then in effect) after the payment in full of the GICs and FSAM’s intercompany indebtedness with respect to the GICs and the other secured obligations of FSAM set forth in the Pledge and Administration Agreement, acquiesce, petition or otherwise, directly or indirectly, invoke or cause FSAM or any issuer of a GIC to invoke the process of any governmental authority for the purpose of commencing or sustaining a case against FSAM or any issuer of a GIC under any applicable bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of such person or any substantial part of its property or ordering the winding up or liquidation of the affairs of such person.

11. Applicable Law and Litigation

11.1  This Guarantee shall be governed by Belgian law.

11.2 The courts of Brussels shall have exclusive jurisdiction over any action to enforce this Guarantee and any dispute in relation to this Guarantee, and each of the States consents to such jurisdiction.  Without limitation of the foregoing, the fact that certain claims or disputes under the Guaranteed Put Contract, not including claims against the States, may be resolved in the courts of the United States or the State of New York is not intended to, and shall not, subject the States to jurisdiction in any court in the United States with respect to claims, matters or issues arising out of such litigation or any other matter.

11.3  Each of the Belgian State and the French State is a sovereign entity, and each beneficiary of or claimant under this Guarantee from time to time by its acceptance hereof acknowledges and agrees that the States’ issuance of this Guarantee and the acts contemplated by this Guarantee constitute sovereign activity undertaken within the scope of the inherent authority of the Belgian State and the French State under Belgian law and French law respectively, and do not constitute commercial activity.  Nothing in this Guarantee is intended, nor shall it be deemed, to waive the inherent sovereign immunity of the Belgian State and the French State to the jurisdiction of the courts of the United States or of any State of the United States, as recognized in the United States under the Foreign Sovereign Immunities Act, under traditional principles of international comity and respect, or under other applicable domestic or international law, nor to consent to such jurisdiction in any respect.

IN WITNESS WHEREOF, this Guarantee is executed as of 30 June 2009 in two counterparts drawn up in the English and French languages.  Both language versions shall be binding on the Parties, but interpretation differences shall be resolved having regard to the fact that negotiations were conducted in English.

[signatures follow]

The Belgian State

please write by hand: “valid for 60.5/97 of USD sixteen billion nine hundred eighty million”

Didier Reynders

Vice-Prime Minister and Minister of Finance and Institutional Reforms

The French State

please write by hand: “valid for 36.5/97 of USD sixteen billion nine hundred eighty million”

Christine Lagarde

Ministre de l’Economie, de l’Industrie et de l’Emploi

Agreed and accepted:

FSA Asset Management LLC

Name:

Attorney-in-Fact